Exhibit 21

                     Subsidiaries

             Name                  Jurisdiction of Organization

Bank of Luxemburg                        Wisconsin
Area Development Corporation             Wisconsin
Luxemburg Investment                     Nevada
Corporation *


   * A wholly-owned subsidiary of Bank of Luxemburg.